Exhibit 99.1

Mr. Copses is associated with Apollo Management V, L.P. ("Management") and its affiliated investment managers. Management serves as the manager of YBR
Holdings, LLC ("Holdings"), which is the general partner of each of YBR
Netherlands I, L.P. ("Netherlands I") and YBR Netherlands II, L.P. ("Netherlands
II," and together with Holdings and Netherlands I, the "Apollo Funds"). The
Apollo Funds are each record holders of certain shares of Common Stock of
Compass Minerals International, Inc. Apollo Investment Fund V, L.P., Apollo
Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo
Netherlands V (B), L.P. and Apollo German Partners V GmbH & Co. KG are all
members of Holdings (collectively, the "Apollo Members"). AIF V Management, Inc.
("AIF V") is the general partner of Management. Apollo Advisors V, L.P.
("Advisors") is the general partner of each of the Apollo Members. Apollo
Capital Management V, Inc. ("ACM V") is the general partner of Advisors. Mr.
Copses disclaims beneficial ownership of all securities of Compass Minerals
International, Inc. that may be deemed beneficially owned by the Apollo Funds, the Apollo Members, Management, Advisors, AIF V and ACM V. This report shall not be deemed an admission that Mr. Copses is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the
Securities Exchange Act of 1934, as amended, or for any other purpose.